                                                                      Exhibit 11

                         American Greetings Corporation
                         ------------------------------

                       Computation of Earnings Per Share
                       ---------------------------------

                                                (Unaudited)                             (Unaudited)
                                      Nine Months Ended November 30,          Three Months Ended November 30,
                                         1996                1995                1996                 1995
                                      ----------          ----------          ----------           ----------
Average number of
   common shares outstanding          74,780,755          74,488,463          74,836,808           74,616,823
                                      ==========          ==========          ==========          ===========

Net income (thousands)                $  113,798          $   69,813          $   74,597          $    17,484
                                      ==========          ==========          ==========          ===========

Primary earnings per share            $     1.52          $     0.94          $     1.00          $      0.24
                                      ==========          ==========          ==========          ===========

                                  Computation of Fully-diluted Earnings Per Share (a)
                                  ---------------------------------------------------
                                                    (Unaudited)                               (Unaudited)
                                           Nine Months Ended November 30,          Three Months Ended November 30,
                                           ------------------------------          -------------------------------

                                             1996                1995                1996                1995
                                          -----------         -----------         -----------         -----------
Average number of common
shares outstanding on a
fully diluted basis assuming
exercise of stock options
based on the treasury stock
method using the higher of
average market price or
ending market price                        75,731,104          75,584,381          75,817,527          75,745,828
                                          ===========         ===========         ===========         ===========

Net income (thousands)                    $   113,798         $    69,813         $    74,597         $    17,484
                                          ===========         ===========         ===========         ===========

Fully-diluted earnings per share          $      1.50         $      0.92         $      0.98         $      0.23
                                          ===========         ===========         ===========         ===========

(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since less than a 3% dilution results.

(b) Ending market price was used for nine months ended November 30, 1996. Average market price was used for the other periods presented.